Exhibit 5
[FISCAL YEAR] SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)	($)
Vladimir Vasilenko,	2007	24,000							24,000
President & CEO

Dmitry Kosynkin	2007	1000							1000
Chief Technology Officer

Alexander Kornaraki,	2007	24,000							24,000
Chief Operating Officer

B

C

D

E

F